EXHIBIT 99.1

Electric Car Company, Inc. Executes Definitive Agreement With Liberty Electric Cars, USA LLC

Both Companies Will Form New Nevada Corporation to Manufacture Luxury High Performance
Pure Electric Vehicles Using Patented Technologies

SPRINGFIELD, Mo., Aug. 17, 2010 (GLOBE NEWSWIRE) -- Electric Car Company, Inc. (OTCBB:ELCR - News), a vehicle conversion Company that specializes in electric conversions and manufacturing for the Livery, Fleet and Private Specialty Markets, today announces that it has executed the Definitive Agreement with Liberty Electric Cars, USA LLC. Under the terms of the Agreement, both Companies have agreed to a 50/50 ownership and joint venture that will operate under a newly formed Nevada Corporation named Liberty Electric Car, Inc. The Agreement will combine the respective expertise of the two Companies in the production of high performance zero emission luxury Pure Electric vehicles.

Pursuant to a recent announcement by the Company dated June 10th of this year, the joint venture will focus initially on the conversion of large luxury 4X4 vehicles like the Range Rover* and the Lincoln MKZ custom limousines using Liberty's groundbreaking proprietary electric power train technology. This proprietary electric power system uses four on-board motors (one for each wheel) and incorporates a state-of-the art energy storage system. This provides a performance ability of 0-60 mph in less than 7 seconds with a top speed of 100mph and a travel range of 200 miles on a 6-hour charge. Until now, this has never been achieved in the large luxury vehicle sector.

View video: http://electriccarstocks.com/2010/08/11/liberty-electric-cars-video/

The manufacturing of the vehicles will be based at the Electric Car Company's conversion center in Springfield, Missouri. The new Company's plan will be to rollout and establish further conversion centers across the United States on a franchise or company-owned basis.

Liberty Electric Cars has completed extensive testing to prove for the first time a new and unique world-beating technology is set to fundamentally revolutionise the vehicle sector. The testing which took place in June 2010, put a Liberty-converted Range Rover* through its paces to demonstrate the abilities of the technology. The result is proof that the company has created a large, luxury vehicle that is 100 percent zero emission yet performs as well as, and in some cases even better, than any combustion-engine equivalent available on the market today. The new technology can also allow for wireless charging, another world-first, where the car is simply parked over an induction plate and charges automatically without the need for plugs or power leads.

*Liberty Electric Cars is not related to, or endorsed by, Land Rover PLC.

Mr. Gary Spaniak, CEO of Electric Car Company, Inc., states, "We are pleased with the response from our customer base that has expressed extreme interest in a high performance luxury 4X4 and livery vehicle." Mr. Spaniak continues by saying, "We look forward to working with Liberty to provide this kind of first to the market vehicle."

About Liberty Electric Cars

Liberty Electric Cars, www.liberty-ecars.com, is a clean technology company based in Oxford, UK, and with offices in Chicago USA. The Company has invested in the re-engineering of existing large, luxury vehicles (new or used). Their teams of highly skilled engineers have applied their significant expertise in automotive and electric power train technologies to develop a unique and patented Pure Electric propulsion system for SUVs, MPVs and 4x4s. The technology enables Liberty to convert large 4x4s and similar vehicles so that they are zero-emission yet still provide outstanding performance. Liberty Electric Cars aims to become the global leader for the profitable exploitation of innovative electric drive trains for light-duty trucks (LDTs) based on clean technologies, creating cars that are zero emission, reduce noise pollution and provide high performance, quality and reliability.

About Electric Car Company, Inc.

Electric Car Company, Inc. (OTCBB:ELCR - News) is a vehicle conversion Company that specializes in electric conversion and manufacturing for the livery and fleet markets including corporate VIP, Party Buses, Municipal Buses, custom wheelchair accessible sedans and Delivery Vehicles. The company brings together businesses specializing in customizing vehicles & power trains. This proven business strategy is building a dominant presence in the aftermarket automotive up-fitter segment, including, but not limited to "Pure Electric" cars, liquid propane conversions, limousines & other livery vehicles, specialty fleet vehicles, classic automobiles and custom restorations.

The Company has now positioned itself to deliver full "Pure Electric" Specialty Vehicles in 2010. By accomplishing this goal, the Company is poised to fulfill its strategy to offer and expand the company's line of products that will revolutionize the specialty automotive vehicle market.

Electric Car Company's wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc., is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO. For more information visit: www.electric-elcr.com and www.limoland.com.

www.electriccarstocks.com

Forward-Looking Statements

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Electric Car Company
IR Pro 2.0
Henry Harrison
407-682-2001
hharrison@insidewallstreet.com
www.irprpro.com
Liberty Electric Cars, USA LLC
Beth Robinson
Lily Pickard
020 7845 6600
libertyelectriccars@focuspr.co.uk
Press Office c/o Focus PR
6th Floor, 9 Kingsway
London, WC2B 6XF